Exhibit 99.2

Guitar Center, Inc. and subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash	$5,475	$5,931
Accounts receivable, net	16,899	19,762
Merchandise inventories	293,401	292,075
Prepaid expenses and deposits	8,049	8,626
Deferred income taxes	6,077	6,077
Total current assets	329,901	332,471

Property and equipment, net	90,244	89,702
Goodwill	25,995	25,995
Deposits and other assets, net	4,203	4,231
	$450,343	$452,399

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$63,310	$70,745
Accrued expenses and other current liabilities	44,656	54,211
Merchandise advances	13,123	13,882
Revolving line of credit	91,626	82,690
Current portion of long-term debt	66	118
Total current liabilities	212,781	221,646

Other long-term liabilities	5,761	5,691
Deferred income taxes	3,352	3,352
Long-term debt	66,773	66,782
Total liabilities	288,667	297,471

Stockholders’ equity:
Preferred Stock; authorized 5,000 shares at March 31, 2003 and December 31, 2002, none issued and outstanding	—	—
Common Stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 22,837 at March 31, 2003 and 22,746 at December 31, 2002	228	227
Additional paid in capital	255,333	253,863
Accumulated deficit	(93,885)	(99,162)
Total stockholders’ equity	161,676	154,928

	$450,343	$452,399

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2003	2002

Net sales	$287,542	$254,824
Cost of goods sold, buying and occupancy	212,886	190,663
Gross profit	74,656	64,161

Selling, general and administrative expenses	62,998	55,447
Operating income	11,658	8,714

Interest expense, net	3,139	3,165

Income before income taxes	8,519	5,549

Income taxes	3,242	2,111

Net income	$5,277	$3,438

Net income per share
Basic	$0.23	$0.15
Diluted	$0.22	$0.15

Weighted average shares outstanding
Basic	22,791	22,333
Diluted	23,652	22,836